Exhibit 3.2

WORKSPACE PROPERTY TRUST

AMENDED AND RESTATED BYLAWS

ARTICLE I

OFFICES

Section 1.                                           PRINCIPAL OFFICE.  The principal office of Workspace Property Trust, a Maryland real estate investment trust (the “Trust”), shall be located at such place or places as the board of trustees of the Trust (the “Board of Trustees”) may designate from time to time.

Section 2.                                           ADDITIONAL OFFICES.  The Trust may have additional offices at such place or places as the Board of Trustees may from time to time determine or the business of the Trust may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1.                                           PLACE.  All meetings of shareholders shall be held at the principal executive office of the Trust or at such other place as shall be set by the Board of Trustees and stated in the notice of the meeting.

Section 2.                                           ANNUAL MEETING.  An annual meeting of the shareholders for the election of trustees of the Trust (“Trustees”) and the transaction of any business within the powers of the Trust shall be held at a convenient location and on proper notice, at such date and time as shall be designated from time to time by the Board of Trustees and stated in the notice of the meeting, beginning with the year 2018.  Failure to hold an annual meeting does not invalidate the Trust’s existence or affect any otherwise valid acts of the Trust.

Section 3.                                           SPECIAL MEETINGS.

(a)                                 General.  Each of the chief executive officer, president and Board of Trustees may call a special meeting of shareholders.  Except as provided in subsection (b)(4) of this Section 3, a special meeting of shareholders shall be held on the date and at the time and place set by the chief executive officer, president or Board of Trustees, whoever has called the meeting.  Subject to subsection (b) of this Section 3, a special meeting of shareholders shall also be called by the secretary of the Trust to act on any matter that may properly be considered at a meeting of shareholders upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

(b)                                 Shareholder-Requested Special Meetings.

(1) Any shareholder of record seeking to have shareholders request a special meeting shall, by sending written notice in proper form to the secretary of the Trust (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Trustees to fix a record date to determine the shareholders entitled to request a special meeting (the “Request Record Date”).  The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more shareholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such shareholder (or such agent) and shall set forth all Required Information (as defined herein) relating to each such shareholder and each matter proposed to be acted on at the meeting.  For purposes of this Section 3, “Required Information” means any information that either would be required to be disclosed in connection with the solicitation of proxies for the election of trustees in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the rules of any national securities exchange on which any securities of the Trust are listed or over-the-counter market on which any securities of the Trust are traded.  Upon receiving the Record Date Request Notice, the Board of Trustees may fix a Request Record Date.  The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Trustees.  If the Board of Trustees, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which the Record Date Request Notice is received by the secretary.

(2) In order for any shareholder to request a special meeting to act on any matter that may properly be considered at a special meeting of shareholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) in proper form signed by shareholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than a majority of all of the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”) shall be delivered to the secretary at the principal executive office of the Trust.  To be in proper form, the Special Meeting Request shall (a) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (b) bear the date of signature of each such shareholder (or such agent) signing the Special Meeting Request, (c) set forth (i) the name and address, as they appear in the Trust’s books, of each shareholder signing such request (or on whose behalf the Special Meeting Request is signed), (ii) the class, series and number of all shares of beneficial interest of the Trust which are owned (beneficially or of record) by each such shareholder, and (iii) the nominee holder for, and number of, shares of beneficial interest of the Trust owned by such shareholder beneficially but not of record, (d) be sent to the secretary by registered mail, return receipt requested, and (e) be received by the secretary within 60 days after the Request Record Date.  Any requesting shareholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

(3) The secretary shall inform the requesting shareholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the special meeting (including the Trust’s proxy materials).  The secretary shall not be required to call a special meeting upon shareholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

(4) Except as provided in the next sentence, any special meeting shall be held at such place, date and time as may be designated by the chief executive officer, the president or the Board of Trustees, whoever has called the meeting.  In the case of any special meeting called by the secretary upon the request of shareholders (a “Shareholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Trustees; provided, however, that the date of any Shareholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Trustees fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Shareholder-Requested Meeting, then such meeting shall be held at 2:00 p.m. local time on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Trustees fails to designate a place for a Shareholder-Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Trust.  In fixing a date for any special meeting, the chief executive officer, the president or the Board of Trustees may consider such factors as he, she or it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Trustees to call an annual meeting or a special meeting.  In the case of any Shareholder-Requested Meeting, if the Board of Trustees fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date.  The Board of Trustees may revoke the notice for any Shareholder-Requested Meeting in the event that the requesting shareholders fail to comply with the provisions of paragraph (3) of this Section 3(b).  Notwithstanding anything to the contrary in these Bylaws, the Board of Trustees may submit its own proposal or proposals, or resolution or resolutions for consideration at such Special Meeting.

(5) If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that shareholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary: (i) if the notice of meeting has not already been sent or given to the shareholders of the Trust, the secretary shall refrain from delivering or giving the notice of the meeting and shall instead send or give to all requesting shareholders who have not revoked such requests written notice of the fact of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been sent or given to the shareholders of the Trust and if the secretary first sends to all requesting shareholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Trust’s intention to revoke the notice of the meeting or for the chairman of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of the meeting at any time before ten days before the commencement of the meeting or (B) the chairman of the meeting may call the meeting to order and adjourn the meeting without acting on the matter.  Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

(6) The chief executive officer, the president or the Board of Trustees may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Trust for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary.  For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been delivered to the secretary until the earlier of (i) five Business Days after receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Trust that the valid requests received by the secretary represent, as of the Request Record Date, shareholders of record entitled to cast not less than the Special Meeting Percentage.  Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Trust or any shareholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(7) The secretary shall not accept, and the secretary and the Trust shall consider ineffective, any request from any shareholder to hold a special meeting or to establish a Request Record Date or Meeting Record Date that (a) does not comply with this Section 3 or (b) proposes or includes an item of business to be transacted at such special meeting that is not a proper subject for shareholder action under the declaration of trust of the Trust (the “Declaration of Trust”), these Bylaws or applicable law.

(8) For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Section 4.                                           NOTICE.  Not less than 10 nor more than 90 days before each meeting of shareholders, the secretary or any assistant secretary shall give to each shareholder entitled to vote at such meeting written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, either by mail to the shareholder at the shareholder’s address as it appears on the records of the Trust, by presenting it to such shareholder personally or by leaving it at the shareholder’s residence or usual place of business, by transmitting it to such shareholder by an electronic transmission to any address or number of the shareholder which the shareholder receives electronic transmissions or by any other means permitted by Maryland law.  If the Trust receives or has received a request from any shareholder that notice not be sent by electronic transmission, the Trust shall not provide notice to such shareholder by electronic transmission.  If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder’s address as it appears on the records of the Trust, with postage thereon prepaid.  If transmitted by electronic means, such notice shall be deemed to be given when transmitted to the shareholder by an electronic transmission to any address or number of the shareholder at which the shareholder receives electronic transmissions.  The Trust may give a single notice to all shareholders who share an address, which single notice shall be effective as to any shareholder at such address, unless a shareholder objects to receiving such single notice or revokes a prior consent to receiving such single notice.  Failure to give notice of any meeting to one or more shareholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting.

Section 5.                                           SCOPE OF NOTICE.  Subject to Section 11(a) of this Article II, any business of the Trust may be transacted at an annual meeting of shareholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice.  No business shall be transacted at a special meeting of shareholders except as specifically designated in the notice.  The Trust may postpone or cancel a meeting of shareholders by making a Public Announcement (as defined in Section 11(c)(3) of this Article II) of such postponement or cancellation prior to the meeting.  Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this section.

Section 6.                                           ORGANIZATION AND CONDUCT.  Every meeting of shareholders shall be conducted by an individual appointed by the Board of Trustees to be chairman of the meeting or, in the absence of such appointment, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting:  the vice chairman of the board, if there be one, the chief executive officer, the president, the vice presidents in their order of rank and seniority, or, in the absence of such officers, a chairman chosen by the shareholders by the vote of a majority of the votes cast by shareholders present in person or by proxy.  The secretary, or, in the secretary’s absence, an assistant secretary, or in the absence of both the secretary and assistant secretaries, a person appointed by the Board of Trustees or, in the absence of such appointment, a person appointed by the chairman of the meeting, shall act as secretary of the meeting.  In the event that the secretary presides at a meeting of the shareholders, an assistant secretary shall record the minutes of the meeting.  The order of business and all other matters of procedure at any meeting of shareholders shall be determined by the chairman of the meeting.  The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to shareholders of record of the Trust, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to shareholders of record of the Trust entitled to vote on such matter, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) maintaining order and security at the meeting; (f) removing any shareholder or any other person who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; and (g) recessing or adjourning the meeting to a later date and time and place announced at the meeting.  Unless otherwise determined by the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 7.                                           QUORUM.  At any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum; but this section shall not affect any requirement under any statute or the Declaration of Trust of the Trust for the vote necessary for the adoption of any measure.  If, however, such quorum shall not be present at any meeting of the shareholders, the chairman of the meeting or the shareholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting.  At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

The shareholders present either in person or by proxy, at a meeting which has been duly called and convened, may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 8.                                           VOTING.  Except as otherwise provided in the Trust’s Declaration of Trust with respect to Trustees to be elected by the holders of any class or series of preferred shares of the Trust and in these Bylaws with respect to the filling of vacancies on the Board of Trustees, each Trustee shall be elected by a majority of the votes cast with respect to such Trustee at any meeting of shareholders duly called and at which a quorum is present and Trustees are to be elected; provided, however, that the Trustee shall be elected by a plurality of the votes cast at a meeting of the shareholders duly called and at which a quorum is present and Trustees are to be elected if, in connection with such meeting (i) the Secretary of the Trust shall have received one or more notices that a shareholder or group of shareholders has nominated or proposes to nominate a person or persons for election as a Trustee, which notice(s) purports to be in compliance with the advance notice requirements set forth in Section 11 of Article II of these Bylaws or the proxy access requirements set forth in Section 13 of Article II of these Bylaws, irrespective of whether the Board of Trustees thereafter determines that any such notice(s) is not in compliance with such requirements, and (ii) as of the fourteenth (14th) day preceding the date on which notice of such meeting of the shareholders is first mailed or otherwise given in accordance with applicable law to the shareholders of the Trust, such nomination or proposed nomination has not been withdrawn by such shareholder or group of shareholders and would thereby cause the number of nominees and proposed nominees to exceed the number of Trustees to be elected at such meeting, as determined by the Secretary of the Trust, irrespective of whether such nomination or proposed nomination is thereafter withdrawn by such shareholder or group of shareholders (a “Contested Election”).  If the Trustees are to be elected by a plurality of the votes cast pursuant to the provisions of the immediately preceding sentence, shareholders shall not be permitted to vote “against” any one or more nominees but shall only be permitted to vote “for” one or more nominees or withhold their votes with respect to one or more nominees.  For purposes hereof, a majority of the votes cast means the number of votes cast “for” a Trustee nominee must exceed the number of votes cast “against” that Trustee nominee, with abstentions and broker non-votes not counted as a vote cast either “for” or “against” that Trustee nominee.

If, in any election of Trustees of the Trust which is not a Contested Election, an incumbent Trustee does not receive a majority of the votes cast and therefore is not re-elected, such incumbent Trustee shall promptly tender his or her resignation as a Trustee, subject to acceptance thereof by the Board, for consideration by the Nominating and Corporate Governance Committee of the Board of Trustees.  The Nominating and Corporate Governance Committee

will promptly consider any such tendered resignation and will make a recommendation to the Board of Trustees as to whether such tendered resignation should be accepted or rejected, or whether other action should be taken with respect to such offer to resign.  Any incumbent Trustee whose tendered resignation is under consideration may not participate in any deliberation or vote of the Nominating and Corporate Governance Committee or the Board of Trustees regarding such tendered resignation.  The Nominating and Corporate Governance Committee and the Board of Trustees may consider any factors they deem relevant in deciding whether to accept, reject or take other action with respect to any such tendered resignation.  Within ninety (90) days after the date on which certification of the shareholder vote on the election of Trustees is made, the Board of Trustees will publicly disclose its decision and rationale regarding whether to accept, reject or take other action with respect to the tendered resignation in a press release, a periodic or current report filed with the Securities and Exchange Commission or by other public announcement.  If any Trustee’s tendered resignation is not accepted by the Board of Trustees, such Trustee will continue to serve until the next annual meeting of shareholders and until his or her successor is elected and qualified or his or her earlier death, retirement, resignation or removal.  If any Trustee’s tendered resignation is accepted by the Board of Trustees, then such Trustee will thereupon cease to be a Trustee of the Trust, and the Board of Trustees, in its sole discretion, may fill the resulting vacancy under the provisions of the Declaration of Trust of the Trust, Section 11 of Article III hereof and applicable law or may decrease the size of the Board of Trustees pursuant to the provisions of Section 2 of Article III hereof.

A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Declaration of Trust of the Trust.  Unless otherwise provided in the Declaration of Trust, each outstanding share of beneficial interest shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

Section 9.                                           PROXIES.  A shareholder may cast the votes entitled to be cast by the shares of beneficial interest owned of record by the shareholder in person or by proxy executed by the shareholder or by the shareholder’s duly authorized agent in any manner permitted by law.  Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Trust before or at the time of the meeting.  No proxy shall be valid more than eleven months after its date, unless otherwise provided in the proxy.

Section 10.                                    VOTING OF SHARES BY CERTAIN HOLDERS.  Shares of beneficial interest of the Trust registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president, a vice president or other authorized officer or representative, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such shares.  Any director or other such person may vote shares of beneficial interest registered in his or her name in his or her respective capacity, either in person or by proxy.

Shares of beneficial interest of the Trust directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Trustees may adopt by resolution a procedure by which a shareholder may certify in writing to the Trust that any shares of beneficial interest registered in the name of the shareholder are held for the account of a specified person other than the shareholder.  The resolution shall set forth the class of shareholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the share transfer books, the time after the record date or closing of the share transfer books within which the certification must be received by the Trust; and any other provisions with respect to the procedure which the Board of Trustees considers necessary or desirable.  On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the shareholder of record of the specified shares of beneficial interest in place of the shareholder who makes the certification.

Section 11.                                    ADVANCE NOTICE OF SHAREHOLDER NOMINEES FOR TRUSTEE AND OTHER SHAREHOLDER PROPOSALS.

(a)                                 Annual Meetings of Shareholders.

(1) At an annual meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual meeting, business must be brought (i) pursuant to the Trust’s notice of meeting, (ii) by or at the direction of the Board of Trustees or (iii) by any shareholder of the Trust who (A) was a shareholder of record (and, if such nomination or other business is proposed at the request of any beneficial owner, at the request of a beneficial owner who was the beneficial owner of shares of the Trust) both at the time of giving of notice by the shareholder as provided for in this Section 11(a) of this Article II and at the time of the annual meeting, (B) is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and (C) has complied with this Section 11(a) of this Article II.  Except for the proxy access provisions set forth in Section 13 of these Bylaws and proposals properly made pursuant to, and in accordance with, Rule 14a-8 of the Exchange Act, and included in the notice of meeting given by or at the direction of the Board of Trustees, the foregoing clause (iii) shall be the exclusive means for a shareholder to propose business to be brought before an annual meeting of shareholders.

(2) For any nomination or other business to be properly brought before an annual meeting by a shareholder pursuant to Section 11(a)(1)(iii) of this Article II, (i) the shareholder must have (A) given timely notice (as defined below) thereof in writing and in proper form to the secretary, (B) provided any updates or supplements to such notice at the times and in the forms required by this Section 11 of this Article II and (ii) such other business must otherwise be a proper matter for action by the shareholders.  To be timely, a shareholder’s notice shall set forth all information required under this Section 11 of this Article II and shall be delivered to the secretary at the principal executive office of the Trust not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting; provided, however, that in connection with the Trust’s first annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which Public Announcement of the date of such meeting is first made.  The Public Announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a shareholder’s notice as described above.

(3) To be in proper form, such shareholder’s notice to the secretary shall set forth:

(i) as to each individual whom the shareholder proposes to nominate for election or reelection as a trustee (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a trustee in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to, and in accordance with, Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including the Proposed Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected);

(ii) as to any business that the shareholder proposes to bring before the meeting, (A) a reasonably detailed description of such business, the shareholder’s reasons for proposing such business at the meeting and any material interest in such business of such shareholder or any Shareholder Associated Person, individually or in the aggregate, including any anticipated benefit to the shareholder or the Shareholder Associated Person therefrom, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration) and (C) a reasonably detailed description of all agreements, arrangements and understandings (I) between or among the shareholder and/or any of the Shareholder Associated Persons or (II) between or among the shareholder and/or any of the Shareholder Associated Persons, on the one hand, and any other person or entity (including their names), on the other hand, in connection with the proposal of such business by such shareholder;

(iii) as to the shareholder giving the notice, any Proposed Nominee and any Shareholder Associated Person,

(A) the class, series and number of all shares of beneficial interest or other securities of the Trust or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such shareholder, Proposed Nominee or Shareholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such share or other security) in any Company Securities of any such person,

(B) the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such shareholder, Proposed Nominee or Shareholder Associated Person,

(C) (I) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such shareholder, Proposed Nominee or Shareholder Associated Person, the purpose or effect of which is to give such shareholder, Proposed Nominee or Shareholder Associated Person economic risk similar to ownership of shares or units of any Company Securities, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares or units of any Company Securities, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares or units of any Company Securities (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares or units to such shareholder, Proposed Nominee or Shareholder Associated Person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or units or (z) such shareholder, Proposed Nominee or Shareholder Associated Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (II) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Regulation 14A under the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such shareholder, Proposed Nominee or Shareholder Associated Person has or shares a right to vote any shares or units of any Company Securities, (III) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such shareholder, Proposed Nominee or Shareholder Associated Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares or units of any Company Securities by, manage the risk of price changes for, or increase or decrease the voting power of, such shareholder, Proposed Nominee or Shareholder Associated Person with respect to the shares or units of any Company Securities, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares or units of any Company Securities (“Short Interests”), (IV) any rights to dividends on the shares or units of any Company Securities owned beneficially by such shareholder, Proposed Nominee or Shareholder Associated Person that are separated or separable from the underlying Company Securities, (V) any performance-related fees (other than an asset based fee) that such shareholder, Proposed Nominee or Shareholder Associated Person is entitled to based on any increase or decrease in the price or value of shares or units of any Company Securities, or any Synthetic Equity Interests or Short Interests, if any, (VI) (x) if such shareholder is not a natural person, the identity of the natural person or persons associated with such shareholder responsible for the formulation of and decision to propose the business to be brought before the meeting or nominate any such Proposed Nominee (such person or persons, the “Responsible

Person”) and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares or units of any Company Securities and that reasonably could have influenced the decision of such shareholder to propose such business to be brought before the meeting or nominate any such Proposed Nominee, and (y) if such shareholder or any Shareholder Associated Person is a natural person, any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares or units of any Company Securities and that reasonably could have influenced the decision of such shareholder to propose such business to be brought before the meeting or nominate any such Proposed Nominee, (VII) any direct or indirect interest of such shareholder, Proposed Nominee or Shareholder Associated Person in any contract with the Trust or any affiliate of the Trust (including, in any such case, any employment agreement or consulting agreement), (VIII) any pending or threatened litigation in which such shareholder, Proposed Nominee or Shareholder Associated Person is a party or material participant involving the Trust or any of its trustees or officers, or any affiliate of the Trust, (IX) any material transaction occurring during the prior twelve months between such shareholder, Proposed Nominee or Shareholder Associated Person, on the one hand, and the Trust or any affiliate of the Trust, on the other hand and (X) any other information relating to such shareholder and any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such shareholder and any Shareholder Associated Person in support of the business proposed to be brought before the meeting or the election of any Proposed Nominee pursuant to, and in accordance with, Regulation 14A under the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (I) and (X) are referred to as “Disclosable Interests”); provided, however, that the Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee solely as a result of being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner,

(D) Without limiting the foregoing, any other substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Trust), by security holdings or otherwise, of such shareholder, Proposed Nominee or Shareholder Associated Person, in the Trust or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such shareholder, Proposed Nominee or Shareholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series, provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee solely as a result of being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner, and

(E) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the shareholder and/or any Shareholder Associated Person, on the one hand, and each Proposed Nominee, his or her respective affiliates and associates and any other persons with whom such Proposed Nominee (or any of his or her respective affiliates and associates) is acting in concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such shareholder and any Shareholder Associated Person were the “registrant” for purposes of such rule and the Proposed Nominee were a trustee or executive officer of such registrant (the disclosures to be made pursuant to this paragraph are referred to as “Nominee Information”);

(iv) as to the shareholder giving the notice, any Shareholder Associated Person with an interest or ownership referred to in Sections 11(a)(3)(ii) or (iii) of this Article II and any Proposed Nominee,

(A) the name and address of such shareholder, as they appear on the Trust’s share ledger, and the current name and business address, if different, of each such Shareholder Associated Person and any Proposed Nominee, and

(B) the investment strategy or objective, if any, of such shareholder and each such Shareholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such shareholder and each such Shareholder Associated Person;

(v) the name and address of any person who contacted or was contacted by the shareholder giving the notice or any Shareholder Associated Person about the Proposed Nominee or other business proposal prior to the date of such shareholder’s notice; and

(vi) to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a trustee or the proposal of other business on the date of such shareholder’s notice.

(4) Such shareholder’s notice shall, with respect to any Proposed Nominee, be accompanied by (i) a certificate executed by the Proposed Nominee certifying that such Proposed Nominee (A) will serve as a trustee of the Trust if elected, (B) is not and will not become a party to (I) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a trustee of the Trust, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Trust or (II) any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a trustee of the Trust, with such Proposed Nominee’s duties under applicable law, (C) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Trust with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a trustee that has not been disclosed to the Trust and (D) would be in compliance, if elected as a trustee of the Trust, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality, share ownership and trading policies and guidelines of the Trust; and (ii) an attached completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Trust, upon request, to the shareholder providing the notice and shall include all information relating to the Proposed

Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a trustee in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to, and in accordance with, Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, or would be required pursuant to the rules of any national securities exchange on which any securities of the Trust are listed or over-the-counter market on which any securities of the Trust are traded).

(5) Notwithstanding anything in this Section 11(a) of this Article II to the contrary, in the event that the number of trustees to be elected to the Board of Trustees is increased, and there is no Public Announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting, a shareholder’s notice required by this Section 11(a) of this Article II shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Trust not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such Public Announcement is first made by the Trust.

(b)                                 Special Meetings of Shareholders.  Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Trust’s notice of meeting.  Nominations of individuals for election to the Board of Trustees may be made at a special meeting of shareholders at which trustees are to be elected only (i) by or at the direction of the Board of Trustees, or (ii) provided that the special meeting has been called in accordance with Section 3(a) of this Article II for the purpose of electing trustees, by any shareholder of the Trust who is a shareholder of record (and, if such nomination is proposed at the request of any beneficial owner, at the request of a beneficial owner who was the beneficial owner of shares of the Trust) both at the time of giving of notice provided for in this Section 11 of this Article II and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 11 of this Article II.  In the event the Trust calls a special meeting of shareholders for the purpose of electing one or more individuals to the Board of Trustees, any shareholder may nominate an individual or individuals (as the case may be) for election as a trustee as specified in the Trust’s notice of meeting, if the shareholder’s notice, containing the information required by Section 11(a)(3) of this Article II, shall be delivered to the secretary at the principal executive office of the Trust not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Trustees to be elected at such meeting.  The Public Announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a shareholder’s notice as described above.

(c)                                  General.

(1)                                 If information submitted pursuant to this Section 11 of this Article II by any shareholder proposing a nominee for election as a trustee or any proposal for other business at a meeting of shareholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 11 of this Article II.  Any such shareholder shall notify the Trust of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information.  Upon written request by the secretary or the Board of Trustees, any such shareholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Trustees or any authorized officer of the Trust, to demonstrate the accuracy of any information submitted by the shareholder pursuant to this Section 11 of this Article II, and (B) a written update of any information submitted by the shareholder pursuant to this Section 11 of this Article II as of an earlier date.  If a shareholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 11 of this Article II.

(2)                                 Only such individuals who are nominated in accordance with the proxy access provisions set forth in Section 13 of these Bylaws or this Section 11 of this Article II shall be eligible for election by shareholders as trustees, and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with this Section 11 of this Article II.  The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11 of this Article II.

(3)                                 For purposes of this Section 11, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time. “Public Announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (ii) in a document publicly filed by the Trust with the Securities and Exchange Commission pursuant to the Exchange Act.  For purposes of this Section 11, “Shareholder Associated Person” of any shareholder shall mean (i) any person acting in concert with, such shareholder, (ii) any beneficial owner of shares of the Trust owned of record or beneficially by such shareholder (other than a shareholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such shareholder or Shareholder Associated Person.

(4)                                 Notwithstanding the foregoing provisions of this Section 11 of this Article II, a shareholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11 of this Article II. Nothing in this Section 11 of this Article II shall be deemed to affect any right of a shareholder to request inclusion of a proposal in, or the right of the Trust to omit a proposal from, the Trust’s proxy statement pursuant to, and in accordance with, Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 11 of this Article II shall require disclosure of revocable proxies received by the shareholder or Shareholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule

14A by such shareholder or Shareholder Associated Person pursuant to, and in accordance with, Regulation 14A under the Exchange Act.

Section 12.                                    INSPECTORS.  The Board of Trustees, in advance of any meeting, may, but need not, appoint one or more individual inspectors or one or more entities that designate individuals as inspectors to act at the meeting or any adjournment thereof.  If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors.  In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the Board of Trustees in advance of the meeting or at the meeting by the chairman of the meeting.  The inspectors, if any, shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, and do such acts as are proper to conduct the election or vote with fairness to all shareholders.  Each such report shall be in writing and signed by him or her or by a majority of them if there is more than one inspector acting at such meeting.  If there is more than one inspector, the report of a majority shall be the report of the inspectors.  The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 13.                                    PROXY ACCESS.

(a) Whenever the Board of Trustees solicits proxies with respect to the election of trustees at an annual meeting of shareholders, subject to the provisions of this Section 13, the Trust shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by the Board of Trustees or any committee thereof, the name, together with the Required Information (defined below), of any person nominated for election (a “Shareholder Nominee”) to the Board of Trustees by an Eligible Shareholder (defined below) that expressly elects at the time of providing the notice required by this Section 13 (the “Notice of Proxy Access Nomination”) to have such nominee included in the Trust’s proxy materials pursuant to this Section 13. For purposes of this Section 13, the “Required Information” that the Trust will include in its proxy statement is the information provided to the secretary of the Trust concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Trust’s proxy statement by the regulations promulgated under the Exchange Act and, if the Eligible Shareholder so elects, a Supporting Statement (defined below). For the avoidance of doubt, nothing in this Section 13 shall limit the Trust’s ability to solicit votes against any Shareholder Nominee or include in its proxy materials the Trust’s own statements or other information relating to any Eligible Shareholder or Shareholder Nominee, including any information provided to the Trust pursuant to this Section 13. Subject to the provisions of this Section 13, the name of any Shareholder Nominee included in the Trust’s proxy statement for an annual meeting of shareholders shall also be set forth on the form of proxy distributed by the Trust in connection with such annual meeting.

(b) To be timely, the Notice of Proxy Access Nomination must be delivered to the secretary at the principal executive offices of the Trust not less than one hundred twenty (120) days and not more than the one hundred fifty (150) days prior to the first anniversary of the date that the Trust distributed its proxy statement to shareholders for the previous year’s annual meeting of shareholders.

(c) The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that will be included in the Trust’s proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of (i) two (2) or (ii) twenty percent (20%) of the number of trustees in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 13 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below twenty percent (20%).  In the event that one or more vacancies for any reason occurs on the Board of Trustees after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Trustees resolves to reduce the size of the Board of Trustees in connection therewith, the maximum number of Shareholder Nominees included in the Trust’s proxy materials shall be calculated based on the number of trustees in office as so reduced. For purposes of determining when the maximum number of Shareholder Nominees provided for in this Section 13 has been reached, each of the following persons shall be counted as one of the Shareholder Nominees: (i) any individual nominated by an Eligible Shareholder for inclusion in the Trust’s proxy materials pursuant to this Section 13 whose nomination is subsequently withdrawn, (ii) any individual nominated by an Eligible Shareholder for inclusion in the Trust’s proxy materials pursuant to this Section 13 whom the Board of Trustees decides to nominate for election to the Board of Trustees and (iii) any trustee in office as of the Final Proxy Access Nomination Date who was included in the Trust’s proxy materials as a Shareholder Nominee for either of the two (2) preceding annual meetings of shareholders (including any individual counted as a Shareholder Nominee pursuant to the immediately preceding clause (ii)) and whom the Board of Trustees decides to renominate for election to the Board of Trustees. Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the Trust’s proxy materials pursuant to this Section 13 shall rank such Shareholder Nominees based on the order in which the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the Trust’s proxy statement in the event that the total number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 13 exceeds the maximum number of Shareholder Nominees provided for in this Section 13. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 13 exceeds the maximum number of Shareholder Nominees provided for in this Section 13, the highest ranking Shareholder Nominee who meets the requirements of this Section 13 from each Eligible Shareholder will be selected for inclusion in the Trust’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of common shares of the Trust each Eligible Shareholder disclosed as owned in its Notice of Proxy Access Nomination. If the maximum number is not reached after the highest ranking Shareholder Nominee who meets the requirements of this Section 13 from each Eligible Shareholder has been selected, then the next highest ranking Shareholder Nominee who meets the requirements of this Section 13 from each Eligible Shareholder will be selected for inclusion in the Trust’s proxy materials, and this process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(d) An “Eligible Shareholder” is a shareholder or group of no more than twenty-five (25) shareholders (counting as one shareholder, for this purpose, any two or more funds that are part of the same Qualifying Fund Group (as defined below)) that (i) has owned (as defined below) continuously for at least three (3) years (the “Minimum Holding Period”) a number of common shares of the Trust that represents at least three percent (3%) of the Trust’s outstanding common shares as of the date the Notice of Proxy Access Nomination is delivered to the secretary of the Trust in accordance with this Section 13 (the “Required Shares”), (ii) continues to own the Required Shares through the annual meeting date and (iii) satisfies all other requirements of, and complies with all applicable procedures set forth in, this Section 13.  A “Qualifying Fund Group” is a group of two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended. For purposes of this Section 13, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of beneficial interest of the Trust as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding common shares of the Trust, if, in any such case, such instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or affiliate. Without limiting the foregoing, to the extent not excluded by the immediately preceding sentence, an Eligible Shareholder’s “short position” as defined in Rule 14e-4 under the Exchange Act shall be deducted from the shares otherwise “owned.” A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of trustees and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which (i) the shareholder has loaned such shares, provided that the shareholder has the power to recall such loaned shares on five (5) business days’ notice and includes with the Notice of Proxy Access Nomination an agreement that it (A) will promptly recall such loaned shares upon being notified that any of its Shareholder Nominees will be included in the Trust’s proxy materials and (B) will continue to hold such shares through the date of the annual meeting or (ii) the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding common shares of the Trust are “owned” for these purposes shall be determined by the Board of Trustees or any committee thereof.  For purposes of this Section 13, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(e) To be in proper form for purposes of this Section 13, the Notice of Proxy Access Nomination must include the following:

(1)              a written statement by the Eligible Shareholder setting forth and certifying as to the number of shares it owns and has owned continuously during the Minimum Holding Period, and the Eligible Shareholder’s agreement to provide immediate notice if the Eligible Shareholder ceases to own any of the Required Shares prior to the date of the annual meeting;

(2)              one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven (7) calendar days prior to the date the Notice of Proxy Access Nomination is delivered to the secretary of the Trust, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five (5) business days after the later of the record date for the annual meeting and the date on which notice of the record date is first publicly disclosed, one or more written statements from the record holder and such intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date;

(3)              a copy of the Schedule 14N that has been filed with the United States Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(4)              the information required by clauses (i), (iii)(A) and (iv)(A) of paragraph (a)(3) of Section 11 of this Article II (including the consent of each Shareholder Nominee to being named in the proxy statement as a nominee and to serving as a trustee if elected);

(5)              a representation that the Eligible Shareholder (i) will continue to hold the Required Shares through the annual meeting date, (ii) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Trust, and does not presently have such intent, (iii) has not nominated and will not nominate for election to the Board of Trustees at the annual meeting any person other than the Shareholder Nominee(s) it is nominating pursuant to this Section 13, (iv) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a trustee at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Trustees, (v) has not distributed and will not distribute to any shareholder of the Trust any form of proxy for the annual meeting other than the form distributed by the Trust, (vi) has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting, and (vii) has provided and will provide facts, statements and other information in all communications with the Trust and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make such information, in light of the circumstances under which it was or will be made or provided, not misleading;

(6)              an undertaking that the Eligible Shareholder agrees to (i) assume all liability stemming from any legal or regulatory violation arising out communications with the shareholders of the Trust by the Eligible Shareholder, its affiliates and associates or their respective agents and representatives, either before or after providing a Notice of Proxy Access Nomination pursuant to this Section 13, or out of the facts, statements or other information that the Eligible Shareholder or its Shareholder Nominee(s) provided to the Trust pursuant to this Section 13 or otherwise in connection with the inclusion of such Shareholder Nominee(s) in the Trust’s proxy materials pursuant to this Section 13, (ii) indemnify and hold harmless the Trust and each of its trustees, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Trust or any of its trustees, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 13 and (iii) file with the Securities and Exchange Commission any solicitation or other communication with the shareholders of the Trust relating to the meeting at which its Shareholder Nominee(s) will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act; and

(7)              in the case of a nomination by a group of shareholders together constituting an Eligible Shareholder in which two or more funds that are part of the same Qualifying Fund Group are counted as one shareholder for purposes of qualifying as an Eligible Shareholder, documentation reasonably satisfactory to the Trust that demonstrates that the funds are part of the same Qualifying Fund Group.

(f)  In addition to the information required pursuant to Section 13(e) or any other provision of these Bylaws, the Trust may require (i) each Shareholder Nominee to furnish any other information (A) that may reasonably be requested by the Trust to determine whether the Shareholder Nominee would be independent under the rules and listing standards of the principal United States securities exchanges upon which the common shares of the Trust are listed or traded, any applicable rules of the U.S. Securities and Exchange Commission or any publicly disclosed standards used by the Board of Trustees in determining and disclosing the independence of the Trust’s trustees (collectively, the “Independence Standards”), (B) that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Shareholder Nominee or (C) that may reasonably be requested by the Trust to determine the eligibility of such Shareholder Nominee to be included in the Trust’s proxy materials pursuant to this Section 13 or to serve as a trustee of the Trust and (ii) the Eligible Shareholder to furnish any other information that may reasonably be requested by the Trust to verify the Eligible Shareholder’s continuous ownership of the Required Shares for the Minimum Holding Period and through the date of the annual meeting.

(g)  The Eligible Shareholder may, at its option, provide to the secretary of the Trust, at the time the Notice of Proxy Access Nomination is provided, a written statement, not to exceed 500 words, in support of the Shareholder Nominee(s)’ candidacy (a “Supporting Statement”). Only one Supporting Statement may be submitted by an Eligible Shareholder (including any group of shareholders together constituting an Eligible Shareholder) in support of its Shareholder Nominee(s). Notwithstanding anything to the contrary contained in this Section 13, the Trust may omit from its proxy materials any information or Supporting Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.

(h)  In the event that any information or communications provided by an Eligible Shareholder or a Shareholder Nominee to the Trust or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make such information, in light of the circumstances under which it was made or provided, not misleading, such Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the secretary of the Trust of any such defect in such previously provided information and of the information that is required to correct any such defect; it being understood that providing such notification shall not be deemed to cure any such defect or limit the remedies available to the Trust relating to any such defect (including the right to omit a Shareholder Nominee from its proxy materials pursuant to this Section 13). In addition, any person providing any information pursuant to this Section 13 must deliver to the secretary at the principal executive office of the Trust, not later than five (5) business days after the later of the record date for the annual meeting and the date on which notice of the record date is first publicly disclosed (i) any such written updates and supplements necessary to ensure that the information previously provided or required to be provided shall be true and correct as of the record date for the annual meeting or (ii) a written certification that no such updates or supplements are necessary and that the information previously provided remains true and correct as of the record date for the annual meeting.

(i)   Notwithstanding anything to the contrary contained in this Section 13, the Trust shall not be required to include, pursuant to this Section 13, a Shareholder Nominee in its proxy materials (i) for any meeting of shareholders for which the secretary of the Trust receives notice that the Eligible Shareholder or any other shareholder intends to nominate one or more persons for election to the Board of Trustees pursuant to the advance notice requirements for shareholder nominees set forth in Section 11 of this Article II, (ii) if such Shareholder Nominee would not be an independent trustee under the Independence Standards, as determined by the Board of Trustees or one or more of its committees, (iii) if such Shareholder Nominee’s election as a member of the Board of Trustees would cause the Trust to be in violation of these Bylaws, the Charter, the rules and listing standards of the principal United States securities exchanges upon which the common shares of the Trust is listed or traded, or any applicable state or federal law, rule or regulation, (iv) if such Shareholder Nominee is or has been, within the past three (3) years, an officer or trustee of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (v) if such Shareholder Nominee or the Eligible Shareholder who nominated such Shareholder Nominee provides any facts, statements or other information to the Trust or its shareholders required or requested pursuant to this Section 13 that is not true and correct in all material respects or that omits a material fact necessary to make such information, in light of the circumstances in which it is made or provided, not misleading, or (vi) if such Shareholder Nominee or the Eligible Shareholder who nominated such Shareholder Nominee otherwise contravenes any of the agreements or representations made by such Shareholder Nominee or Eligible Shareholder or fails to comply with its obligations pursuant to this Section 13.

(j)   Notwithstanding anything to the contrary set forth herein, if (i) the Shareholder Nominee and/or the applicable Eligible Shareholder shall have breached any of its or their obligations, agreements or representations under this Section 13, or (ii) the Shareholder Nominee shall have otherwise become ineligible for inclusion in the Trust’s proxy materials pursuant to this Section 13 or dies, becomes disabled or otherwise becomes ineligible or unavailable for election at the annual meeting, in each case as determined by the Board of Trustees, any committee thereof or the presiding officer at the annual meeting of shareholders, (x) the Trust may omit or, to the extent feasible, remove the information concerning such Shareholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its shareholders that such Shareholder Nominee will not be eligible for election at the annual meeting, (y) the Trust shall not be required to include in its proxy materials any successor or replacement nominee proposed by the applicable Eligible Shareholder or any other Eligible Shareholder and (z) the Board of Trustees or the presiding officer at the annual meeting of shareholders shall declare such nomination to be invalid, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Trust and the named proxies will not vote any proxies received from shareholders with respect to such Shareholder Nominee. In addition, if the Eligible Shareholder (or a representative thereof) does not appear at the annual meeting to present any nomination pursuant to this Section 13, such nomination shall be declared invalid and disregarded as provided in clause (z) above.

(k)  Whenever the Eligible Shareholder consists of a group of shareholders (including a group of funds that are part of the same Qualifying Fund Group), (i) each provision in this Section 13 that requires the Eligible Shareholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each shareholder (including each individual fund) that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate their shareholdings in order to meet the three percent (3%) ownership requirement of the “Required Shares” definition), (ii) the Notice of Proxy Access Nomination must designate one member of the group for purposes of receiving communications, notices and inquiries from the Trust and otherwise authorize such member to act on behalf of each member of the group with respect to the nomination under this Section 13 and (iii) a breach of any obligation, agreement or representation under this Section 13 by any member of such group shall be deemed a breach by the Eligible Shareholder. Whenever the Eligible Shareholder consists of a group of shareholders aggregating their shareholdings in order to meet the three percent (3%) ownership requirement of the “Required Shares” definition, (x) such ownership shall be determined by aggregating the lowest number of shares continuously owned by each such shareholder during the Minimum Holding Period and (y) the Notice of Proxy Access Nomination must indicate, for each such shareholder, such lowest number of shares continuously owned by such shareholder during the Minimum Holding Period. No person may be a member of more than one group of persons constituting an Eligible Shareholder with respect to any annual meeting. For the avoidance of doubt, a shareholder may withdraw from a group of shareholders at any time prior to the annual meeting of shareholders and if, as a result of such withdrawal, the Eligible Shareholder no longer owns the Required Shares, the nomination shall be disregarded as provided in Section 13(i).

(l)   Any Shareholder Nominee who is included in the Trust’s proxy materials for a particular annual meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least ten percent (10%) of the votes cast in favor of such Shareholder Nominee’s election, will be ineligible to be a Shareholder Nominee pursuant to this Section 13 for the next two annual meetings of shareholders.  For the avoidance of doubt, the immediately preceding sentence shall not prevent any shareholder from nominating any person to the Board of Trustees pursuant to and in accordance with Section 11 of this Article II.

(m) This Section 13 provides the exclusive method for a shareholder to include nominees for election to the Board of Trustees in the Trust’s proxy materials.

Section 14.                                    ACTION BY CONSENT OF SHAREHOLDERS.  Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent setting forth such action is given in writing or by electronic transmission by shareholders entitled to cast a sufficient number of votes to approve the matter, as required by statute, the Declaration of Trust of the Trust or these Bylaws, and such consent is filed in paper or electronic form with the minutes of proceedings of the shareholders.

Section 15.                                    VOTING BY BALLOT.  Voting on any question or in any election may be viva voce unless the presiding officer shall order or any shareholder shall demand that voting be by ballot.

Section 16.                                    MEETING BY CONFERENCE TELEPHONE.  To the extent permitted by the Board of Trustees or the chairman of the meeting, shareholders may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means constitutes presence in person at a meeting.

ARTICLE III

TRUSTEES

Section 1.                                           GENERAL POWERS; QUALIFICATIONS; TRUSTEES HOLDING OVER.  The business and affairs of the Trust shall be managed under the direction of its Board of Trustees.  A Trustee shall be an individual at least 21 years of age who is not under legal disability.  In case of failure to elect Trustees at an annual meeting of the shareholders, the Trustees holding over shall continue to direct the management of the business and affairs of the Trust until their successors are elected and qualify.

Section 2.                                           NUMBER.  At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Trustees may increase or decrease the number of Trustees.

Section 3.                                           ANNUAL AND REGULAR MEETINGS.  An annual meeting of the Board of Trustees shall be held immediately after and at the same place as the annual meeting of shareholders, no notice other than this Bylaw being necessary.  In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Trustees.

Section 4.                                           SPECIAL MEETINGS.  Special meetings of the Board of Trustees may be called by or at the request of the chairman of the board, the chief executive officer, the president or by a majority of the Trustees then in office.  The person or persons authorized to call special meetings of the Board of Trustees may fix any place as the place for holding any special meeting of the Board of Trustees called by them.  The Board of Trustees may provide, by resolution, the time and place for the holding of special meetings of the Board of Trustees without notice other than such resolution.

Section 5.                                           NOTICE.  Notice of any special meeting of the Board of Trustees shall be delivered personally or by telephone, electronic transmission, facsimile transmission, United States mail or courier to each Trustee at his or her business or residence address.  Notice by personal delivery, telephone, electronic transmission or facsimile transmission shall be given at least 24 hours prior to the meeting.  Notice by United States mail shall be given at least three days prior to the meeting.  Notice by courier shall be given at least two days prior to the meeting.  Telephone notice shall be deemed to be given when the Trustee or his or her agent is personally given such notice in a telephone call to which the Trustee or his or her agent is a party.  Electronic transmission notice shall be deemed to be given upon transmission of the message to any address or number given to the Trust by the Trustee at which the Trustee receives electronic transmissions.  Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Trust by the Trustee and receipt of a completed answer-back indicating receipt.  Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid.  Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed.  Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Trustees need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6.                                           QUORUM.  A majority of the Trustees shall constitute a quorum for transaction of business at any meeting of the Board of Trustees, provided that, if less than a majority of such Trustees are present at said meeting, a majority of the Trustees present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to the Declaration of Trust of the Trust or these Bylaws, the vote of a majority of a particular group of Trustees is required for action, a quorum must also include a majority of such group.

The Trustees present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough Trustees to leave less than a quorum.

Section 7.                                           VOTING.  The action of the majority of the Trustees present at a meeting at which a quorum is present shall be the action of the Board of Trustees, unless the concurrence of a greater proportion is required for such action by applicable statute, the Declaration of Trust or these Bylaws.  If enough Trustees have withdrawn from a meeting to leave less than a quorum but the meeting is not adjourned, the action of the majority of the Trustees still present at such meeting shall be the action of the Board of Trustees, unless the concurrence of a greater proportion is required for such action by applicable law, the Declaration of Trust or these Bylaws.

Section 8.                                           ORGANIZATION.  At each meeting of the Board of Trustees, the chairman of the board, if one has been designated by the Board of Trustees, shall act as chairman.  In the absence of the chairman of the board or if no chairman of the board has been designated, the chief executive officer or in the absence of the chief executive officer, the president or in the absence of the president, a Trustee chosen by a majority of the Trustees present, shall act as chairman.  The secretary or, in his or her absence, an assistant secretary of the Trust, or in the absence of the secretary and all assistant secretaries, a person appointed by the chairman, shall act as secretary of the meeting.

Section 9.                                           TELEPHONE MEETINGS.  Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10.                                    ACTION BY CONSENT OF TRUSTEES.  Any action required or permitted to be taken at any meeting of the Board of Trustees may be taken without a meeting if a consent in writing or by electronic transmission which sets forth such action is given by each trustee and such consent is filed in paper or electronic form with the minutes of proceedings of the Board of Trustees.

Section 11.                                    VACANCIES.  If for any reason any or all the Trustees cease to be Trustees, such event shall not terminate the Trust or affect these Bylaws or the powers of the remaining Trustees hereunder.  Until such time as the Trust becomes subject to Section 3-804(c) of the Maryland General Corporation Law (the “MGCL”), (i) any vacancy on the Board of Trustees for any cause other than an increase in the number of Trustees may be filled by a majority of the remaining Trustees, even if such majority is less than a quorum, (ii) any vacancy in the number of Trustees created by an increase in the number of Trustees may be filled by a majority vote of the entire Board of Trustees, and (iii) any individual so elected as Trustee shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualifies.  At such time as the Trust becomes subject to Section 3-804(c) of the MGCL and except as may be provided by the Board of Trustees in setting the terms of any class or series of preferred shares, any vacancy on the Board of Trustees may be filled only by a majority of the remaining Trustees, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until a successor is elected and qualifies.

Section 12.                                    COMPENSATION; FINANCIAL ASSISTANCE.  Trustees shall not receive any stated salary for their services as Trustees but, by resolution of the Board of Trustees, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Trust and for any service or activity they performed or engaged in as Trustees.  Trustees may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Trustees or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they performed or engaged in as Trustees; but nothing herein contained shall be construed to preclude any Trustees from serving the Trust in any other capacity and receiving compensation therefor.  The Trust may lend money to, guarantee an obligation of or otherwise assist a Trustee or a trustee of its direct or indirect subsidiary.  The loan, guarantee or other assistance may be with or without interest, unsecured, or secured in any manner that the Board of Trustees approves, including a pledge of shares.

Section 13.                                    REMOVAL OF TRUSTEES.  The shareholders may, at any time, remove any Trustee in the manner provided in the Declaration of Trust.

Section 14.                                    LOSS OF DEPOSITS.  No Trustee shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or shares of beneficial interest have been deposited.

Section 15.                                    SURETY BONDS.  Unless required by law, no Trustee shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.

Section 16.                                    RELIANCE.  Each Trustee, officer, employee and agent of the Trust shall, in the performance of his or her duties with respect to the Trust, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel or upon reports made to the Trust by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Board of Trustees or officers of the Trust, regardless of whether such counsel or expert may also be a Trustee.

Section 17.                                    INTERESTED TRUSTEE TRANSACTIONS.  Section 2-419 of the MGCL shall be available for and apply to any contract or other transaction between the Trust and any of its Trustees or between the Trust and any other trust, corporation, firm or other entity in which any of its Trustees is a trustee or director or has a material financial interest.

Section 18.                                    CERTAIN RIGHTS OF TRUSTEES, OFFICERS, EMPLOYEES AND AGENTS.  The Trustees shall have no responsibility to devote their full time to the affairs of the Trust.  Any Trustee or officer, employee or agent of the Trust, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to or in competition with those of or relating to the Trust.

Section 19.                                    RATIFICATION.  The Board of Trustees or the shareholders may ratify and make binding on the Trust any action or inaction by the Trust or its officers to the extent that the Board of Trustees or the shareholders could have originally authorized the matter.  Moreover, any action or inaction questioned in any shareholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a Trustee, officer or shareholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting, or otherwise, may be ratified, before or after judgment, by the Board of Trustees or by the shareholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Trust and its shareholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

Section 20.                                    EMERGENCY PROVISIONS.  Notwithstanding any other provision in the Declaration of Trust or these Bylaws, this Section 19 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Trustees under Section 6 of Article III of these Bylaws cannot readily be obtained (an “Emergency”).  During any Emergency, unless otherwise provided by the Board of Trustees, (i) a meeting of the Board of Trustees or a committee thereof may be called by any Trustee or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Board of Trustees during such an Emergency may be given less than twenty-four hours prior to the meeting to as many Trustees and by such means as may be feasible at the time, including publication, television or radio, and (iii) the number of Trustees necessary to constitute a quorum shall be one-third of the entire Board of Trustees.

ARTICLE IV

COMMITTEES

Section 1.                                           NUMBER, TENURE AND QUALIFICATIONS.  The Board of Trustees may appoint from among its members an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and other committees, composed of one or more Trustees, to serve at the pleasure of the Board of Trustees.

Section 2.                                           POWERS.  The Board of Trustees may delegate to any committee appointed by the Board any of the powers of the Board of Trustees.

Section 3.                                           MEETINGS.  In the absence of any member of a committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another Trustee to act in the place of such absent member.  Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Trustees.

One-third, but not less than two, of the members of a committee shall be present in person at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the act of a majority present shall be the act the committee.  The Board of Trustees may designate a chairman of any committee, and such chairman or, in the absence of such chairman, any two members of the committee may fix the time and place of its meetings unless the Board shall otherwise provide.  In the absence or disqualification of any member of a committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another Trustee to act at the meeting in the place of such absent or disqualified members.

Each committee shall keep minutes of its proceedings and shall report the same to the Board of Trustees at the next succeeding meeting, and any action by the committee shall be subject to revision and alteration by the Board of Trustees, provided that no rights of third persons shall be affected by any such revision or alteration.

Section 4.                                           TELEPHONE MEETINGS.  Members of a committee may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5.                                           ACTION BY CONSENT OF MEMBER(S) OF COMMITTEES.  Any action required or permitted to be taken at any meeting of a committee may be taken without a meeting, if a consent in writing or by electronic transmission which sets forth such action is given by each member of the committee and such consent is filed in paper or electronic form with the minutes of proceedings of the committee.

Section 6.                                           VACANCIES.  Subject to the provisions hereof, the Board of Trustees shall have the power at any time to change the membership of a committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve the committee.

ARTICLE V

OFFICERS

Section 1.                                           GENERAL PROVISIONS.  The officers of the Trust shall include a president and a secretary and may include a chairman of the board, a chief executive officer, a chief financial officer, a chief operating officer, one or more vice presidents, one or more assistant secretaries and one or more assistant treasurers.  In addition, the Board of Trustees may from time to time appoint such other officers with such powers and duties as it shall deem necessary or desirable.  The officers of the Trust shall be elected annually by the Board of Trustees.  Each officer shall hold office until his or her successor is elected and qualifies or until death, resignation or removal in the manner hereinafter provided.  Any two or more offices except president and vice president may be held by the same person.  Election of an officer or agent shall not of itself create contract rights between the Trust and such officer or agent.

Section 2.                                           REMOVAL AND RESIGNATION.  Any officer or agent of the Trust may be removed, with or without cause, by the Board of Trustees if in its judgment the best interests of the Trust would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Any officer of the Trust may resign at any time by giving written notice of his or her resignation to the Board of Trustees, the president, the chief executive officer or the secretary.  Any resignation shall take effect immediately upon its receipt or at such later time specified in the notice of resignation.  The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.  Such resignation shall be without prejudice to the contract rights, if any, of the Trust.

Section 3.                                           VACANCIES.  A vacancy in any office may be filled by the Board of Trustees for the balance of the term.

Section 4.                                           CHIEF EXECUTIVE OFFICER.  The Board of Trustees may designate a chief executive officer.  In the absence of such designation, the president shall be the chief executive officer of the Trust.  The chief executive officer shall have general responsibility for implementation of the policies of the Trust, as determined by the Board of Trustees, and for the management of the business and affairs of the Trust.

Section 5.                                           CHIEF OPERATING OFFICER.  The Board of Trustees may designate a chief operating officer from among the elected officers.  Said officer will have the responsibilities and duties as set forth by the Board of Trustees or the chief executive officer.

Section 6.                                           CHIEF FINANCIAL OFFICER.  The Board of Trustees may designate a chief financial officer from among the elected officers.  Said officer will have the responsibilities and duties as set forth by the Board of Trustees or the chief executive officer.

Section 7.                                           CHAIRMAN OF THE BOARD.  The Board of Trustees may designate a chairman of the board.  The chairman of the board, if one is designated, shall preside over the meetings of the Board of Trustees and of the shareholders at which he shall be present.  The chairman of the board shall perform such other duties as may be assigned to him or her by the Board of Trustees.

Section 8.                                           PRESIDENT.  In the absence of a designation of a chief executive officer by the Board of Trustees, the president shall be the chief executive officer.  He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Trustees or by these Bylaws to some other officer or agent of the Trust or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Trustees from time to time.

Section 9.                                           VICE PRESIDENTS.  In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election), if one is designated, shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the president or by the Board of Trustees.  The Board of Trustees may designate one or more vice presidents as executive vice president or senior vice president, or as vice president for particular areas of responsibility.

Section 10.                                    SECRETARY.  The secretary shall (a) keep the minutes of the proceedings of the shareholders, the Board of Trustees and committees of the Board of Trustees in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the trust records and of the seal of the Trust; (d) keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder; (e) have general charge of the share transfer books of the Trust; and (f) in general perform such other duties as from time to time may be assigned to him by the chief executive officer, the president or by the Board of Trustees.

Section 11.                                    TREASURER.  The treasurer, if one is designated, shall have the custody of the funds and securities of the Trust and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust and shall deposit all moneys and other valuable effects in the name and to the credit of the Trust in such depositories as may be designated by the Board of Trustees.  In the absence of a designation of a chief financial officer by the Board of Trustees, the treasurer shall be the chief financial officer of the Trust.

The treasurer shall disburse the funds of the Trust as may be ordered by the Board of Trustees, taking proper vouchers for such disbursements, and shall render to the president and Board of Trustees, at the regular meetings of the Board of Trustees or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Trust.

If required by the Board of Trustees, the treasurer shall give the Trust a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Trustees for the faithful performance of the duties of his or her office and for the restoration to the Trust, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, moneys and other property of whatever kind in his or her possession or under his or her control belonging to the Trust.

Section 12.                                    ASSISTANT SECRETARIES AND ASSISTANT TREASURERS.  The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the president or the Board of Trustees.  The assistant treasurers shall, if required by the Board of Trustees, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the Board of Trustees.

Section 13.                                    SALARIES.  The salaries and other compensation of the officers shall be fixed from time to time by the Board of Trustees and no officer shall be prevented from receiving such salary or other compensation by reason of the fact that he is also a Trustee.

ARTICLE VI

CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 1.                                           CONTRACTS.  The Board of Trustees may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Trust and such authority may be general or confined to specific instances.  Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Trust when authorized or ratified by action of the Board of Trustees and executed by an authorized person.

Section 2.                                           CHECKS AND DRAFTS.  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Trust shall be signed by such officer or agent of the Trust in such manner as shall from time to time be determined by the Board of Trustees.

Section 3.                                           DEPOSITS.  All funds of the Trust not otherwise employed shall be deposited from time to time to the credit of the Trust in such banks, trust companies or other depositories as the Board of Trustees may designate.

ARTICLE VII

SHARES

Section 1.                                           CERTIFICATES.  In the event that the Trust issues shares of beneficial interest evidenced by certificates, each shareholder shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of beneficial interests held by him in the Trust.  Each certificate shall be signed by the chief executive officer, the president or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Trust.  The signatures may be either manual or facsimile.  Certificates shall be consecutively numbered.  A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued.  Each certificate representing shares which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets upon liquidation or which are redeemable at the option of the Trust, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate.  In lieu of such statement or summary, the Trust may set forth upon the face or back of the certificate a statement that the Trust will furnish to any shareholder, upon request and without charge, a full statement of such information.

Section 2.                                           TRANSFERS.  Certificates shall be treated as negotiable and title thereto and to the shares they represent shall be transferred by delivery thereof to the same extent as those of a Maryland stock corporation.  Upon surrender to the Trust or the transfer agent of the Trust of a share certificate duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Trust shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

The Trust shall be entitled to treat the holder of record of any share or shares of beneficial interest as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class of shares of beneficial interest will be subject in all respects to the Declaration of Trust of the Trust and all of the terms and conditions contained therein.

Section 3.                                           REPLACEMENT CERTIFICATE.  Any officer designated by the Board of Trustees may direct a new certificate to be issued in place of any certificate previously issued by the Trust alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed.  When authorizing the issuance of a new certificate, an officer designated by the Board of Trustees may, in his or her discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or the owner’s legal representative to advertise the same in such manner as he or she shall require and/or to give bond, with sufficient surety, to the Trust to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

Section 4.                                           CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE.  The Board of Trustees may set, in advance, a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or determining shareholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of shareholders for any other proper purpose.  Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of shareholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of shareholders of record is to be held or taken.

In lieu of fixing a record date, the Board of Trustees may provide that the beneficial interest or share transfer books shall be closed for a stated period but not longer than 20 days.  If such transfer books are closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such transfer books shall be closed for at least ten days before the date of such meeting.

If no record date is fixed and the beneficial interest or share transfer books are not closed for the determination of shareholders, (a) the record date for the determination of shareholders entitled to notice of or to vote at a meeting of  shareholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of shareholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the Trustees, declaring the dividend or allotment of rights, is adopted.

When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except when (i) the determination has been made through the closing of the transfer books and the stated period of closing has expired or (ii) the meeting is adjourned to a date more than 120 days after the record date fixed for the original meeting, in either of which case a new record date shall be determined as set forth herein.

Section 5.                                           SHARE LEDGER.  The Trust shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate share ledger containing the name and address of each shareholder and the number of shares of beneficial interest of the Trust of each class held by such shareholder.

Section 6.                                           FRACTIONAL SHARES; ISSUANCE OF UNITS.  The Board of Trustees may issue fractional shares or provide for the issuance of scrip, all on such terms and under such conditions as they may determine.  Notwithstanding any other provision of the Declaration of Trust or these Bylaws, the Board of Trustees may issue units consisting of different securities of the Trust.  Any security issued in a unit shall have the same characteristics as any identical securities issued by the Trust, except that the Board of Trustees may provide that for a specified period securities of the Trust issued in such unit may be transferred on the books of the Trust only in such unit.

Section 7.                                           SHARES WITHOUT CERTIFICATES.  The Board of Trustees may authorize the issue of some or all of the shares of beneficial interest in the Trust of any or all of its classes or series without certificates.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Trustees shall have the power, from time to time, to fix the fiscal year of the Trust by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Section 1.                                           AUTHORIZATION.  Dividends and other distributions upon the shares of beneficial interest of the Trust may be authorized by the Board of Trustees, subject to the provisions of law and the Declaration of Trust of the Trust.  Dividends and other distributions may be paid in cash, property or shares of beneficial interest of the Trust, subject to the provisions of law and the Declaration of Trust.

Section 2.                                           CONTINGENCIES.  Before payment of any dividends or other distributions, there may be set aside out of any assets of the Trust available for dividends or other distributions such sum or sums as the Board of Trustees may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Trust or for such other purpose as the Board of Trustees shall determine to be in the best interest of the Trust, and the Board of Trustees may modify or abolish any such reserve.

ARTICLE X

INVESTMENT POLICY

Subject to the provisions of the Declaration of Trust, the Board of Trustees may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Trust as it shall deem appropriate in its sole discretion.

ARTICLE XI

SEAL

Section 1.                                           SEAL.  The Trustees may authorize the adoption of a seal by the Trust.  The seal shall have inscribed thereon the name of the Trust and the year of its formation.  The Trustees may authorize one or more duplicate seals and provide for the custody thereof.

Section 2.                                           AFFIXING SEAL.  Whenever the Trust is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Trust.

ARTICLE XII

INDEMNIFICATION AND ADVANCE OF EXPENSES

To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Trustee or officer of the Trust and who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a Trustee of the Trust and at the request of the Trust, serves or has served a corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a director, officer, partner, trustee or member of such corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.  The rights to indemnification and to be paid or reimbursed expenses in advance of a final disposition of any proceeding provided by these Bylaws and by the Declaration of Trust shall vest immediately upon election of a Trustee or officer.  The Trust may, with the approval of its Board of Trustees, provide such indemnification and advance for expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.  The indemnification and payment or reimbursement of expenses in advance provided in these Bylaws shall not be deemed exclusive of or limit in any way any other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, declaration of trust, resolution, insurance, agreement, vote of Trustees or shareholders, or otherwise.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or Declaration of Trust of the Trust inconsistent with this Article,

shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Any indemnification or payment or reimbursement of the expenses permitted by these Bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the MGCL for directors of Maryland corporations.  The Trust may provide to Trustees, officers and shareholders such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

ARTICLE XIII

WAIVER OF NOTICE

Whenever any notice is required to be given pursuant to the Declaration of Trust of the Trust or these Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission, delivered by the person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute.  The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE XIV

AMENDMENT OF BYLAWS

The Board of Trustees shall have the power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.  In addition, shareholders may alter or repeal any provision of these Bylaws and adopt new Bylaws if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter.

ARTICLE XV

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Trust consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Trust, (b) any action asserting a claim of breach of any duty owed by any present or former Trustee or officer or other employee or shareholder of the Trust to the Trust or to the shareholders of the Trust or any standard of conduct applicable to the Trustees of the Trust, (c) any action asserting a claim against the Trust or any present or former Trustee or officer or other employee of the Trust arising pursuant to any provision of the Maryland REIT Law, the MGCL, the Declaration of

Trust or these Bylaws, or (d) any action asserting a claim against the Trust or any present or former Trustee or officer or other employee of the Trust that is governed by the internal affairs doctrine.

ARTICLE XVI

MISCELLANEOUS

All references to the Declaration of Trust shall include any amendments and supplements thereto.